EXHIBIT 10.1


                          MANAGEMENT SERVICES AGREEMENT

     AGREEMENT, dated as of October 27, 2003, between STEEL CITY PHARMACEUTICALS LLC, a Delaware limited liability company ("SCP"), and RXBAZAAR, INC., a Delaware corporation ("RxBazaar").

                                    RECITALS

     WHEREAS, RxBazaar, either directly or through its subsidiary FPP Distribution Inc., is engaged in the purchase and resale of pharmaceutical and medical products, including the purchase of such products on consignment for resale;

     WHEREAS, SCP was recently formed to engage in the business of purchasing certain inventory from third parties on a spot basis for resale through RxBazaar; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, RxBazaar desires to purchase inventory from SCP, and SCP desires to sell such inventory to RxBazaar.

     NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     Section 1. Inventory Purchase.
                ------------------

     1.1 Purchase Opportunity. Subject to the terms and conditions herein, during the term of this Agreement as set forth in Section 4 (the "Term"), RxBazaar shall notify SCP of opportunities (a "Purchase Opportunity") for the purchase of pharmaceutical and medical products, as well as other related products (the "Spot Merchandise"), from third parties that RxBazaar would accept for resale. For each Purchase Opportunity, the notice from RxBazaar shall specify the type, the amount, the price, the payment date, the acceptance date and any other relevant terms for the purchase of the Spot Merchandise. On or


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before the acceptance date, SCP shall notify RxBazaar whether SCP accepts
(including setting forth the expected repayment terms for the purchase) or rejects the Purchase Opportunity of the offered Spot Merchandise. In the event that SCP fails to respond to RxBazaar's notice by the acceptance date for such purchase, it shall be deemed that SCP rejected the Purchase Opportunity.

     1.2 Purchase. Upon SCP accepting a Purchase Opportunity, it shall be solely responsible for the payment of the purchase price of the Spot Merchandise included in that Purchase Opportunity. RxBazaar shall provide all purchasing, documentation and receiving functions necessary to complete the transaction and have the Spot Merchandise delivered in SCP's name and ownership. The Spot Merchandise shall always be the property SCP, and title will only pass upon receipt of a third party order to purchase such Spot Merchandise.

     1.3 Segregation. RxBazaar shall take all reasonable steps to segregate the Spot Merchandise from its own inventory and shall not include the Spot Merchandise on the RxBazaar inventory records. Should any purchase of Spot Merchandise include controlled substances requiring the purchaser to possess federal or state licenses, RxBazaar shall maintain ownership and handle that Merchandise in according to such regulations; provided that SCP may finance the transaction under the same terms as outlined in Section 3.

     1.4 Title and Risk of Loss. Except as otherwise provided herein, SCP shall have title to the Spot Merchandise from time of its delivery to RxBazaar until receipt of an order to purchase as provided for in Section 2. SCP may file UCC financing statements with respect to the Spot Merchandise as notice filing.

     Section 2. Sale of Inventory
                -----------------

     2.1 Sale. RxBazaar shall be responsible for finding a buyer for the Spot Merchandise. RxBazaar shall seek to sell the Spot Merchandise prior to the sale of any like items belonging to RxBazaar; provided that RxBazaar has the right to exchange short dated Spot Merchandise (item for item) with its own inventory as


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long as the exchange does not effect SCP sales or the gross profit from those sales. RxBazaar shall "accept ownership" of the Spot Merchandise upon receipt of a third party order to purchase such Spot Merchandise or forty-five (45) days from SCP payment for the Spot Merchandise, which ever occurs first. As soon as RxBazaar "accepts ownership," payment shall be due and payable as outlined in
Section 3.

     2.2 Expenses. RxBazaar shall be responsible for any expenses incurred with the maintenance, sale, delivery and collection of payments (the "Spot Merchandise Receivables") for the Spot Merchandise.

     2.3 Security Interest. In consideration of SCP entering into this Agreement and to secure their obligations hereunder to SCP, RxBazaar and its wholly-owned subsidiary FPP Distribution Inc., an Ohio corporation ("FPP"), each hereby grants to SCP a security interest in the Spot Merchandise Receivables as well as in the other accounts receivable of RxBazaar and FPP, subject to a prior security interest of The CIT Group/Business Credit, Inc. or any successor senior lender to RxBazaar, but senior to the security interest of Able Laboratories, Inc. SCP agrees to enter into an intercreditor agreement with the other secured parties setting forth their respective security interests and rights and obligations thereunder. RxBazaar shall at its expense, on behalf of itself and FPP, execute and file such financing statements as may be reasonably requested by SCP to reflect SCP's security interest in the Spot Merchandise Receivables.

     Section 3.   Compensation.
                  ------------

     3.1 Commitment Fee. In consideration of SCP maintaining $4 million in cash or in immediately available lines of credit to be used for the purchase of Spot Merchandise hereunder, RxBazaar shall pay SCP a fee (the "Commitment Fee") equal to $50,000 per month at the end of each month during the Term of this Agreement. At the end of each fiscal quarter for each fiscal year during the Term the amount paid as Commitment Fees for such quarter shall be adjusted to the extent


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that the aggregate sum paid by RxBazaar as the Commitment Fee and the Profit
Share (as defined below) would exceed $1,200,000 for such fiscal year on an annualized basis, and with a final adjustment at the end of the fourth quarter during such fiscal year. In the event this Agreement terminates other than at the end of a fiscal year, the foregoing adjustment shall be annualized for the period of the fiscal year that this Agreement was in effect.

     3.2 RxBazaar Purchase Price. SCP shall receive a profit share (the "Profit Share") equal to the greater of (i) 30% of the gross margin on sales by RxBazaar of Spot Merchandise or (ii) an amount equal to a 20% annual percentage return
(APR) on the purchase price for such Spot Merchandise for the period commencing on SCP's payment of the purchase price for the Spot Merchandise until SCP is repaid an amount equal to its payment of the purchase price, based upon the average daily outstanding amount of the purchase price during such period. In addition, RxBazaar shall pay to SCP an amount equal to 100% of SCP's purchase price for the Spot Merchandise. The Profit Share and the repayment of SCP's purchase price, collectively, the "RxB Purchase Price"

     3.3 Payment. RxBazaar shall pay the RxB Purchase Price to SCP as follows:

     (a) At the time of each purchase of Spot Merchandise, SCP and RxBazaar shall determine the dates for payment of the RxB Purchase Price after a sale of such Spot Merchandise pursuant to Section 2.1.

     (b) Should the Spot Merchandise from a specific purchase be resold within forty-five (45) days after payment by SCP, RxBazaar shall pay to SCP any balance due on the RxB Purchase Price for such purchase on the earlier of (i) thirty
(30) days after the sale of the Spot Merchandise or (ii) forty-five (45) days after payment by SCP for the Spot Merchandise.


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     (c) Should all items of Spot Merchandise from a specific purchase not be resold within forty-five (45) days after payment by SCP, for purposes of determining the Profit Share, the item(s) not resold shall be deemed resold at the average sales price received by RxBazaar for such item(s) during such forty-five (45) day period. RxBazaar shall pay this determined Profit Share, less any amounts previously paid as the Profit Share on such items, no later than the fiftieth (50th) day after payment by SCP for such Spot Merchandise.

     3.4 Reports. RxBazaar shall send a weekly report via overnight express or facsimile to SCP detailing any activity of Spot Merchandise. Not later than four
(4) business days after the end of each month during the term of this Agreement, RxBazaar shall deliver to SCP a report (the "Report") showing the Spot Merchandise, itemized by type and quantity, as of the end of such month and all sales of Spot Merchandise during such period. Upon request and during regular business hours, SCP shall have the right to examine the supporting documentation of RxBazaar covering the Spot Merchandise and sales thereof to verify the accuracy of the information in the Report.

     3.5 Additional Consideration. As additional consideration for SCP entering into this Agreement and agreeing to perform hereunder, RxBazaar shall grant to SCP (i) warrants (the "Warrants") to purchase shares of RxBazaar Common Stock at an exercise price of $2.00 per share exercisable for five (5) years at the rate of one Warrant for each $20.00 of equity capital invested in SCP and (ii) options (the "Options") to purchase up to 1,600,000 shares of RxBazaar Common Stock at an exercise price of $2.50 per share exercisable during the term of this Agreement and for a period of sixty (60) days after termination of this Agreement, except that should SCP reject more than twenty percent (20%) of the Purchase Opportunities during the first six (6) months of the Term of this Agreement, the Option shall terminate as to the unexercised shares thereunder.


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     Section 4. Term. This Agreement shall be for a Term commencing as of the date hereof and terminating on August 31, 2006, subject to earlier termination
(i) by SCP at any time with or without cause upon thirty (30) days prior written notice to RxBazaar, or (ii) by RxBazaar at any time after one (1) year of execution of this Agreement with or without cause upon thirty (30) days written notice to SCP, provided that RxBazaar may terminate this Agreement earlier should SCP have rejected more than twenty percent (20%) of the Purchase Opportunities during the first six (6) months of the Term of this Agreement. Upon termination of this Agreement by RxBazaar, any unsold Spot Merchandise shall be deemed sold as of the termination date hereof at a price equal to the average sales price received by RxBazaar during the thirty (30) days preceding the termination date for the items constituting such unsold Spot Merchandise.

     Section 5. Representations, Warrants and Covenants. SCP hereby represents and warrants to RxBazaar as follows:

     5.1 Formation. SCP has been duly organized and is validly existing as a limited liability company in the State of Delaware and is qualified as a foreign limited liability company in all jurisdictions in which qualification may be required. SCP shall maintain its existence during the Term of this Agreement.

     5.2 Capital. At all times during the Term of this Agreement the total of the SCP equity capital plus availability under outstanding bank credit lines obtained by SCP shall not be less than $4 million which shall be used for the purchase of Spot Merchandise.

     5.3 Purpose. SCP was formed for the sole purpose of entering into this Agreement and performing its obligations hereunder. SCP shall not change its purpose during the Term of this Agreement.

     Section 6. Notices. Except as otherwise provided herein, any notice or other communication required hereunder shall be in writing and shall be


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considered to have been delivered if delivered personally, sent by facsimile transmission (provided that confirmation of receipt of all pages is provided by the receiving facsimile marking) or sent by FedEx or another nationally recognized overnight delivery service, or by registered or certified mail, postage prepaid, addressed as set forth below, or to such other address as either party hereto may hereafter give to the other party:

     If to SCP:
           ---

               Steel City Pharmaceuticals LLC
               28328 Hidden Lake Drive
               Bonita Springs, Florida 34134
               Attention: Charles J. Koelsch, Managing Member
               Tel: (239) 992-4665
               Fax: (239) 992-4698

     If to RxBazaar:
           --------

               RxBazaar, Inc.
               1385 Kemper Meadow Drive
               Cincinnati, Ohio 45240
               Att: James W. Stahly, President
               Tel:  (513) 851-3600
               Fax: (513) 742-6473

     Section 7. Miscellaneous.
                -------------

     7.01 Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign all or any part of this Agreement without the prior written consent of the other party, which consent may be withheld in the sole discretion of the consenting party. This Agreement is for the sole benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon any third party (including the members of SCP) any remedy, claim, liability, reimbursement, cause of action or other right.

     7.02 Entire Agreement. This Agreement sets forth the entire agreement between the parties as to the subject matter herein, and supersedes all prior


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agreements and understandings (written or oral) between the parties hereto. This
Agreement cannot be amended or modified except by a writing executed by the parties hereto.

     7.03 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected hereby, and there shall be deemed substituted for such provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     7.04 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts or choice of law provisions.

     7.05 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as the day and year first above written.

RXBAZAAR, INC.                            STEEL CITY PHARMACEUTICALS LLC


By      /s/ James W. Stahly               By  /s/ Charles J. Koelsch
    --------------------------------        ------------------------------------
    Name:   James W. Stahly               Name:   Charles J. Koelsch
    Title:  President and Chief           Title:  Managing Member
            Operating Officer

THE UNDERSIGNED AGREES TO BE BOUND BY THIS AGREEMENT TO THE SAME EXTENT AS RxBAZAAR, INC. AS TO ALL MATTERS FOR WHICH IT PERFORMS OR ASSUMES ANY OBLIGATIONS OF RxBAZAAR, INC. UNDER THIS AGREEMENT. ACKNOWLEDGED:

FPP DISTRIBUTION INC.


By: /s/ James W. Stahly, President
   ---------------------------------
        James W. Stahly, President


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